        Exhibit 99.1

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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April 25, 2022     GERMAN AMERICAN BANCORP, INC. (GABC) REPORTS FIRST QUARTER 2022 EARNINGS

Jasper, Indiana: German American Bancorp, Inc. (Nasdaq: GABC) reported first quarter earnings of $9.1 million, or $0.31 per share. The current quarterly earnings include the results of Citizens Union Bancorp of Shelbyville, Inc. ("CUB"), which, as previously reported, was acquired by German American on January 1, 2022. The first quarter of 2022 included one-time merger and acquisition costs of approximately $11.7 million and "Day 1" provision under the current expected credit loss ("CECL") model for CUB of $6.3 million (total impact of $13.6 million, or $0.46 per share, on an after-tax basis). As a result, quarterly earnings declined by approximately $10.5 million, or 58% on a per share basis, from 2021 first quarter earnings of $19.6 million, or $0.74 per share.

Total assets overall increased during the past year by $1.5 billion, or approximately 28% from March 31, 2021. Our 2022 first quarter financial position and performance, relative to the same quarter last year, was positively impacted by the inclusion of the CUB acquisition and ongoing organic loan and deposit growth, which were partially mitigated by the reduction of loans made under the Paycheck Protection Program ("PPP"). End of period deposits over the first quarter of 2022 grew $1.1 billion mostly as a result of the CUB acquisition. However, excluding the CUB acquisition, we continued to generate solid deposit growth into 2022 with an increase of $191 million, or 16% annualized, in organic deposits.

First quarter 2022 net interest income increased $8.0 million, or approximately 21%, compared to the same period of 2021 driven by the Company’s higher level of average earning assets. Operating income increased $1.2 million or 8% quarter over prior year same quarter. Deposit service charge fees and interchange income improved 40% resulting from the higher utilization by existing customers as well as the expanded customer base from the acquisition. Other positive drivers include an increase of 12% in wealth management fees and a 13% increase in insurance services revenue. Net gains on sales of loans declined 35% as volume declined due to the overall slowing of the home mortgage refinance sector.

Operating expenses increased $16.9 million or 54% compared to the first quarter 2021, of which nearly $12 million was related to the previously noted acquisition-related expenses in connection with CUB. The majority of the remaining increase was primarily attributable to the operating costs associated with CUB during the first quarter of 2022.

The 2022 first quarter results also included a $6.7 million increase to the Company’s provision for credit losses as compared to the first quarter 2021. During the quarter ended March 31, 2022, the Company recorded a provision for credit losses of $5.2 million compared with a negative provision for credit losses of $1.5 million during the first quarter of 2021.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

2 of 16
D. Neil Dauby, German American’s President and CEO, stated, “While the first quarter results were impacted by the significant acquisition-related expenses and provision in connection with the completion of the Citizens Union Bank merger, we were very pleased with the level of incremental quarter over quarter growth in revenue, within both net interest income and various categories of non-interest income. The incrementally higher level of non-interest expenses in the first quarter 2022 was also largely attributable to the inclusion of both acquisition-related expenses and general operating expenses of CUB. Those expenses are expected to be reduced going forward, as the operations of CUB are fully integrated into GABC".

Dauby continued, “Further, the level of asset quality within our loan portfolio and that of CUB’s remains strong, as indicated by our end of quarter non-performing asset ratio of 0.23%. Total end of period loans during the first quarter increased $648 million mostly as a result of the CUB acquisition. Excluding CUB and PPP loans, commercial loans increased approximately $35 million or 7% annualized (16% C&I and 4% CRE). We experienced a seasonal decline in agricultural loans of $32 million for the quarter. Although the first quarter is typically a down cycle for agricultural loans, the significant increase in corn and soy bean commodity pricing has led to outsized pay downs on agricultural lines. We are encouraged by the strength of our commercial/agricultural loan pipeline throughout most of our geographic footprint. However, continued rising inflation could be a deterrent to future loan growth. We are excited about the growth opportunities in our newly acquired markets and believe we are well positioned to execute on our High Touch- High Tech business strategy throughout our entire footprint”.

The Company also announced its Board of Directors declared a regular quarterly cash dividend of $0.23 per share, which will be payable on May 20, 2022 to shareholders of record as of May 10, 2022.

Balance Sheet Highlights

On January 1, 2022, the Company completed the acquisition of Citizens Union Bancorp of Shelbyville, Inc. (“CUB”) CUB, headquartered in Shelbyville, Kentucky operated 15 retail banking offices located in Shelby, Jefferson, Spencer, Bullitt, Oldham, Owen, Gallatin and Hardin counties in Kentucky through its banking subsidiary, Citizens Union Bank of Shelbyville, Inc. As of the closing of the transaction, CUB had total assets of approximately $1.109 billion, total loans of approximately $683.8 million, and total deposits of approximately $930.5 million. The Company issued approximately 2.9 million shares of its common stock, and paid approximately $50.8 million in cash, in exchange for all of the issued and outstanding shares of common stock of CUB.

Total assets for the Company totaled $6.698 billion at March 31, 2022, representing an increase of $1.089 billion compared with year-end 2021 and an increase of $1.478 billion compared with March 31, 2021. The increase in total assets at March 31, 2022 compared with year-end 2021 and March 31, 2021 was in large part attributable to the acquisition of CUB as well as continued growth in deposits.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

3 of 16
Securities available for sale increased $34.0 million as of March 31, 2022 compared with year-end 2021 and increased $537.7 million compared with March 31, 2021. The increase in the securities portfolio in both the first quarter of 2022 and over the past year was largely the result of increased levels of deposits. The growth in the reported level of the available for sale securities portfolio was tempered by the fair value adjustments on the portfolio caused by the rapid rise in market interest rates during the first quarter of 2022.

March 31, 2022 total loans increased $648.1 million compared with December 31, 2021 and increased $535.1 million, or 17%, compared with March 31, 2021. The increase in total loans at March 31, 2022 compared with year-end 2021 was largely due to the acquisition of CUB. The increase at March 31, 2022 compared with March 31, 2021 was largely due to the acquisition of CUB and to organic loan growth from throughout the Company's existing market areas partially offset by a decrease in PPP loans. PPP loans, net of deferred fees, totaled $6.6 million at March 31, 2022 compared with $19.5 million at December 31, 2021 and $234.2 million at March 31, 2021. As of March 31, 2022, outstanding loans from the CUB acquisition totaled $659.2 million.

Excluding PPP loans and loans acquired through the CUB acquisition, total loans increased $1.7 million, or less than 1% on an annualized basis, at March 31, 2022 compared with December 31, 2021 and $103.5 million, or 4%, compared with March 31, 2021. Commercial and industrial loans increased approximately $21.2 million, or 16% on an annualized basis, during the first quarter of 2022 compared with year-end 2021, commercial real estate loans increased $13.2 million, or 4% on an annualized basis, while agricultural loans seasonally declined $32.3 million, or 36% on an annualized basis. During the first quarter of 2022 compared with year-end 2021, retail loans declined $0.4 million, or less than 1% on an annualized basis.

End of Period Loan Balances	3/31/2022	12/31/2021	3/31/2021
(dollars in thousands)

Commercial & Industrial Loans	$636,519	$548,350	$728,014
Commercial Real Estate Loans	1,938,528	1,530,677	1,492,617
Agricultural Loans	387,764	358,150	347,231
Consumer Loans	351,083	307,184	285,485
Residential Mortgage Loans	342,140	263,565	267,634
	$3,656,034	$3,007,926	$3,120,981

Net PPP Loans (included in Commercial & Industrial Loans above)	$6,612	$19,450	$234,229

In response to requests from borrowers who had experienced pandemic-related business or personal cash flow interruptions, and in accordance with regulatory guidance, the Company began making short-term loan modifications involving both partial and full payment deferrals in April 2020. As of March 31, 2022, the

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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Company has just one commercial real estate loan, in the principal amount of $3.5 million, with a payment modification that is still in effect, with such credit relationship making full interest payments.

The Company’s allowance for credit losses totaled $45.1 million at March 31, 2022 compared to $37.0 million at year-end 2021 and $45.1 million at March 31, 2021. The allowance for credit losses represented 1.23% of period-end loans (1.24% excluding PPP loans) at March 31, 2022 and year-end 2021 and 1.45% of period-end loans (1.56% excluding PPP loans) at March 31, 2021.

The Company adopted ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) ("CECL") on January 1, 2020. The Company added $9.4 million to the allowance for credit losses in conjunction with the closing of the CUB acquisition on January 1, 2022 related to the CUB loan portfolio. Of the increase in the allowance for credit losses for the CUB portfolio, $6.3 million was recorded through the provision for credit losses on "Day 1" under the CECL model.

Under the CECL model, certain acquired loans continue to carry a fair value discount as well as an allowance for credit losses. As of March 31, 2022, the Company held net discounts on acquired loans of $9.2 million which included $4.6 million related to the CUB loan portfolio.

Non-performing assets totaled $15.3 million at March 31, 2022 compared to $14.8 million at year-end 2021 and $21.3 million at March 31, 2021. Non-performing assets represented 0.23% of total assets at March 31, 2022 compared to 0.26% at December 31, 2021 and 0.41% at March 31, 2021. Non-performing loans totaled $15.3 million at March 31, 2022 compared to $14.8 million at year-end 2021 and $21.3 million at March 31, 2021. Non-performing loans represented 0.42% of total loans at March 31, 2022 compared to 0.49% at December 31, 2021 and 0.67% at March 31, 2021. The increase in non-performing assets was primarily attributable to the CUB acquisition which totaled approximately $0.8 million at March 31, 2022.

Non-performing Assets
(dollars in thousands)
	3/31/2022	12/31/2021	3/31/2021
Non-Accrual Loans	$14,929	$14,602	$20,994
Past Due Loans (90 days or more)	383	156	—
Total Non-Performing Loans	15,312	14,758	20,994
Other Real Estate	30	—	325
Total Non-Performing Assets	$15,342	$14,758	$21,319

Restructured Loans	$102	$104	$109

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

5 of 16

March 31, 2022 total deposits increased $1.085 billion compared to year-end 2021 and increased $1.451 billion, or 33%, compared with March 31, 2021. The increase in total deposits at March 31, 2022 compared with both year-end 2021 and March 31, 2021 was largely attributable to the CUB acquisition and continued general inflows of customer deposits. As of March 31, 2022, deposits from the CUB acquisition totaled $893.9 million. Excluding the deposits related to the acquisition, total deposits increased $191.4 million, or 16% on an annualized basis, at March 31, 2022 compared with year-end 2021 and $557.1 million, or 13%, compared with March 31, 2021.

End of Period Deposit Balances	3/31/2022	12/31/2021	3/31/2021
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,789,353	$1,529,223	$1,383,888
IB Demand, Savings, and MMDA Accounts	3,527,373	2,867,994	2,548,015
Time Deposits < $100,000	278,477	201,683	239,911
Time Deposits > $100,000	234,407	145,416	206,859
	$5,829,610	$4,744,316	$4,378,673

Results of Operations Highlights – Quarter ended March 31, 2022

Net income for the quarter ended March 31, 2022 totaled $9,067,000, or $0.31 per share, a decline of 58% on a per share basis compared with the fourth quarter 2021 net income of $19,272,000, or $0.73 per share, and a decline of 58% on a per share basis compared with the first quarter 2021 net income of $19,557,000, or $0.74 per share. The change in net income during the first quarter of 2022, compared with both the fourth quarter of 2021 and the first quarter of 2021, was largely impacted by acquisition-related expenses for the CUB transaction that closed on January 1, 2022.

The first quarter of 2022 results of operations included acquisition-related expenses of $11,705,000 ($8,908,000 or $.30 per share, on an after tax basis) and also included Day 1 provision for credit losses under the CECL model of $6,300,000 ($4,725,000 or $.16 per share, on an after tax basis). The fourth quarter of 2021 results of operations included acquisition-related expenses of approximately $184,000 ($138,000 or less than $0.01 per share, on an after tax basis).

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

6 of 16

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	March 31, 2022			December 31, 2021			March 31, 2021

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$594,901	$280	0.19%	$444,325	$159	0.14%	$337,981	$85	0.10%
Securities	1,986,917	11,533	2.32%	1,783,811	10,147	2.28%	1,295,630	7,327	2.26%
Loans and Leases	3,667,082	39,022	4.31%	3,007,279	34,115	4.50%	3,107,902	35,164	4.58%
Total Interest Earning Assets	$6,248,900	$50,835	3.28%	$5,235,415	$44,421	3.37%	$4,741,513	$42,576	3.63%

Liabilities
Demand Deposit Accounts	$1,739,351			$1,456,179			$1,268,409
IB Demand, Savings, and
MMDA Accounts	$3,492,813	$872	0.10%	$2,871,441	$702	0.10%	$2,490,953	$637	0.10%
Time Deposits	528,452	457	0.35%	364,669	403	0.44%	467,310	805	0.70%
FHLB Advances and Other Borrowings	184,481	1,038	2.28%	193,522	1,149	2.35%	183,376	1,151	2.55%
Total Interest-Bearing Liabilities	$4,205,746	$2,367	0.23%	$3,429,632	$2,254	0.26%	$3,141,639	$2,593	0.33%

Cost of Funds			0.15%			0.17%			0.22%
Net Interest Income		$48,468			$42,167			$39,983
Net Interest Margin			3.13%			3.20%			3.41%

During the first quarter of 2022, net interest income, on a non tax-equivalent basis, totaled $46,908,000, an increase of $6,177,000, or 15%, compared to the fourth quarter of 2021 net interest income of $40,731,000 and an increase of $7,976,000, or 20%, compared to the first quarter of 2021 net interest income of $38,932,000.

The increase in net interest income during the first quarter of 2022 compared with both the fourth quarter of 2021 and the first quarter of 2021 was primarily attributable to a higher level of earning assets driven by both the CUB acquisition and continued deposit growth, which was partially mitigated by a lower level of PPP loan fee recognition.

The tax equivalent net interest margin for the quarter ended March 31, 2022 was 3.13% compared with 3.20% in the fourth quarter of 2021 and 3.41% in the first quarter of 2021. The Company's net interest

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

7 of 16
margin in all periods presented has been impacted by fees recognized as a part of the PPP and accretion of loan discounts on acquired loans. The impact of the PPP fees and accretion of loan discounts was significantly less in the first quarter of 2022 compared to both the fourth quarter of 2021 and the first quarter of 2021.

Fees recognized on PPP loans through net interest income totaled $562,000 during the first quarter of 2022, $2,302,000 during the fourth quarter of 2021 and $3,008,000 during the first quarter of 2021. The fees recognized related to the PPP contributed approximately 4 basis points to the net interest margin on an annualized basis in the first quarter of 2022, 18 basis points in the fourth quarter of 2021 and 25 basis points in the first quarter of 2021. Accretion of loan discounts on acquired loans contributed approximately 7 basis points to the net interest margin in the first quarter of 2022, 11 basis points in the fourth quarter of 2021 and 7 basis points in the first quarter of 2021. Accretion of discounts on acquired loans totaled $1,112,000 during the first quarter of 2022, $1,421,000 during the fourth quarter of 2021 and $867,000 during the first quarter of 2021.

During the quarter ended March 31, 2022, the Company recorded a provision for credit losses of $5,200,000 compared with a provision for credit losses of $2,000,000 in the fourth quarter of 2021 and a negative provision for credit losses of $1,500,000 during the first quarter of 2021. During the first quarter of 2022, the provision for credit losses included $6,300,000 for the Day 1 CECL addition to the allowance for credit loss related to the CUB acquisition.

Net charge-offs totaled $256,000, or 3 basis point on an annualized basis, of average loans outstanding during the first quarter of 2022 compared with $2,781,000, or 37 basis points on an annualized basis, of average loans during the fourth quarter of 2021 and compared with $260,000, or 3 basis point, of average loans during the first quarter of 2021. The elevated level of net charge-offs during the fourth quarter of 2021 was primarily related to a single commercial loan relationship that became adversely classified earlier during 2021.

During the quarter ended March 31, 2022, non-interest income totaled $16,188,000, an increase of $1,221,000, or 8%, compared with the fourth quarter of 2021 and an increase of $1,151,000, or 8%, compared with the first quarter of 2021. The increase in non-interest income during the first quarter of 2022 compared to both prior periods was primarily driven by the CUB acquisition.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

8 of 16

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	3/31/2022	12/31/2021	3/31/2021
(dollars in thousands)

Wealth Management Fees	$2,638	$2,653	$2,358
Service Charges on Deposit Accounts	2,683	2,293	1,678
Insurance Revenues	3,721	1,949	3,292
Company Owned Life Insurance	458	299	352
Interchange Fee Income	3,627	3,465	2,830
Other Operating Income	1,268	1,704	1,350
Subtotal	14,395	12,363	11,860
Net Gains on Sales of Loans	1,421	1,850	2,202
Net Gains on Securities	372	754	975
Total Non-interest Income	$16,188	$14,967	$15,037

Wealth management fees remained relatively stable, declining by $15,000, or less than 1%, during the first quarter of 2022 compared with the fourth quarter of 2021 and increased $280,000, or 12%, compared with the first quarter of 2021. The increase during the first quarter of 2022 compared with the first quarter of 2021 was largely attributable to increased assets under management within the Company's wealth management group.

Service charges on deposit accounts increased $390,000, or 17%, during the first quarter of 2022 compared with the fourth quarter of 2021 and increased $1,005,000, or 60%, compared with the first quarter of 2021. The increase during the first quarter of 2022 compared with the fourth quarter of 2021 was largely the result of the acquisition while the increase compared with the first quarter of 2021 was the result of the acquisition as well as increased deposit customer activity.

Insurance revenues increased $1,772,000, or 91%, during the quarter ended March 31, 2022, compared with the fourth quarter of 2021 and increased $429,000, or 13%, compared with the first quarter of 2021. The increase during the first quarter of 2022 compared with the fourth quarter of 2021 and the first quarter of 2021 was primarily due to increased contingency revenue and improved commercial lines revenue. Contingency revenue during the first quarter of 2022 totaled $1,620,000 compared with no contingency revenue during the fourth quarter of 2021 and $1,445,000 during the first quarter of 2021. Contingency revenue is reflective of claims and loss experience with insurance carriers that the Company represents

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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through its property and casualty insurance agency. Typically, the majority of contingency revenue is recognized during the first quarter of the year.

Interchange fee income increased $162,000, or 5%, during the quarter ended March 31, 2022 compared with the fourth quarter of 2021 and increased $797,000, or 28%, compared with the first quarter of 2021. The increase in the level of fees during the first quarter of 2022 compared with the fourth quarter of 2021 was largely related to the CUB acquisition while the increase compared to the first quarter of 2021 was related to the acquisition as well as increased card utilization by customers.

Other operating income declined $436,000, or 26%, during the first quarter of 2022 compared with fourth quarter of 2021 and declined $82,000, or 6%, compared with the first quarter of 2021. The decline during the first quarter of 2022 was primarily attributable to a donated a building and accompanying real estate to a local municipality in one of Company's market areas during the fourth quarter of 2021. The estimated fair value of the property was approximately $575,000 greater than the book value which resulted in a net gain on the disposition of fixed assets in the fourth quarter of 2021. A corresponding contribution expense of $800,000 was recognized in advertising and promotion expense of the Company's income statement related to the donation of the building and accompanying real estate during the fourth quarter of 2021.
Net gains on sales of loans declined $429,000, or 23%, during the first quarter of 2022 compared with the fourth quarter of 2021 and declined $781,000, or 35%, compared with the first quarter of 2021. The decline in the first quarter of 2022 compared with both the fourth quarter of 2021 and the first quarter of 2021 was largely related to a lower volume of loans sold and lower pricing levels. Loan sales totaled $52.0 million during the first quarter of 2022 compared with $66.3 million during the fourth quarter of 2021 and $68.5 million during the first quarter of 2021.

The Company realized $372,000 in gains on sales of securities during the first quarter of 2022 compared with $754,000 during the fourth quarter of 2021 and $975,000 during the first quarter of 2021. The sales of securities in all periods was done as part of modest shifts in the allocations within the securities portfolio.

During the quarter ended March 31, 2022, non-interest expense totaled $48,160,000, an increase of $16,893,000, or 54%, compared with the fourth quarter of 2021, and an increase of $16,901,000 or 54%, compared with the first quarter of 2021. The first quarter of 2022 non-interest expenses included approximately $11,705,000 of non-recurring acquisition-related expenses for the acquisition of CUB while the fourth quarter of 2021 included approximately $184,000 in acquisition-related expenses. The primary drivers of the remaining increases in the first quarter of 2022 compared with both the fourth quarter of 2021 and first quarter of 2021 were the operating costs for CUB.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

10 of 16

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	3/31/2022	12/31/2021	3/31/2021
(dollars in thousands)

Salaries and Employee Benefits	$23,088	$17,116	$17,805
Occupancy, Furniture and Equipment Expense	3,809	3,200	4,348
FDIC Premiums	476	373	334
Data Processing Fees	7,724	2,083	1,743
Professional Fees	2,363	979	1,160
Advertising and Promotion	1,138	1,813	782
Intangible Amortization	1,017	599	760
Other Operating Expenses	8,545	5,104	4,327
Total Non-interest Expense	$48,160	$31,267	$31,259

Salaries and benefits increased $5,972,000, or 35%, during the quarter ended March 31, 2022 compared with the fourth quarter of 2021 and increased $5,283,000, or 30%, compared with the first quarter of 2021. The increase in salaries and benefits during the first quarter of 2022 compared with both the fourth quarter of 2021 and the first quarter of 2021 was largely attributable to the CUB acquisition completed on January 1, 2021. The first quarter of 2022 included approximately $1,470,000 of acquisition-related salary and benefit costs of a non-recurring nature with the remainder of the increase due primarily to the salaries and benefits costs for the CUB employee base.

Occupancy, furniture and equipment expense increased $609,000, or 19%, during the first quarter of 2022 compared with the fourth quarter of 2021 and declined $539,000, or 12%, compared to the first quarter of 2021. The increase during the first quarter of 2022 compared with the fourth quarter of 2021 was primarily attributable to the CUB acquisition. The decline during the first quarter of 2022 compared to the first quarter of 2021 was largely related to operating fewer branch offices from the Company's existing branch network (excluding the CUB acquisition), which was the result of the Company's 2021 operating optimization plan, and non-recurring costs associated with the optimization plan in the first quarter of 2021, partially mitigated by the operating costs of the CUB branch network in the first quarter of 2022 .

Data processing fees increased $5,641,000, or 271%, during the first quarter of 2022 compared with the fourth quarter of 2021 and increased $5,981,000 or 343% compared with the first quarter of 2021. The increase during the first quarter of 2022 compared with both the fourth quarter of 2021 and the first quarter

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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of 2021 was largely driven by acquisition-related costs which totaled approximately $4,973,000 during the first quarter of 2022.

Professional fees increased $1,384,000, or 141%, in the first quarter of 2022 compared with the fourth quarter of 2021 and increased $1,203,000, or 104%, compared with the first quarter of 2021. The increase during the first quarter of 2022 to both comparative periods was due in large part to professional fees associated with the CUB acquisition. Merger and acquisition related professional fees totaled approximately $1,336,000 during the first quarter of 2022 and approximately $177,000 during the fourth quarter of 2021.

Advertising and promotion expense declined $675,000, or 37%, in the first quarter of 2022 compared with the fourth quarter of 2021 and increased $356,000, or 46%, compared with the first quarter of 2021. The decline during the first quarter of 2022 compared with the fourth quarter of 2021 was primarily related to the donation of a building and accompanying real estate to a local municipality in one of the Company's market areas in the fourth quarter of 2021 which was partially mitigated by acquisition-related expenses of approximately $189,000 during the first quarter of 2022. The estimated fair value of the property donated during the fourth quarter of 2021 was approximately $800,000. The increase during the first quarter of 2022 compared with the first quarter of 2021 was largely due to the CUB acquisition.

Intangible amortization increased $418,000, or 70%, during the first quarter of 2022 compared with the fourth quarter of 2021 and increased $257,000, or 34%, compared with the first quarter of 2021. The increase was attributable to the CUB acquisition.

Other operating expenses increased $3,441,000, or 67%, during the first quarter of 2022 compared with the fourth quarter of 2021 and increased $4,218,000, or 97%, compared with the first quarter of 2021. The increase in the first quarter of 2022 compared to both the fourth quarter of 2021 and the first quarter of 2021 was largely attributable to acquisition-related costs that totaled approximately $3,733,000 in the first quarter of 2022. The acquisition-related costs were primarily vendor contract termination costs.

About German American

German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 77 banking offices in 19 contiguous southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates;
b.changes in competitive conditions;
c.the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;
d.changes in customer borrowing, repayment, investment and deposit practices;
e.changes in fiscal, monetary and tax policies;
f.changes in financial and capital markets;
g.potential deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration;
h.the severity and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and our business, results of operations and financial condition;
i.our participation in the Paycheck Protection Program administered by the Small Business Administration;
j.capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
k.factors driving impairment charges on investments;
l.the impact, extent and timing of technological changes;
m.potential cyber-attacks, information security breaches and other criminal activities;
n.litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
o.actions of the Federal Reserve Board;

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Executive Chairman
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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p.the possible effects of the replacement of the London Interbank Offering Rate (LIBOR);
q.the impact of the current expected credit loss (CECL) standard;
r.changes in accounting principles and interpretations;
s.potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
t.actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
u.impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
v.the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends;
w.with respect to the merger with Citizens Union, the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, unexpected credit quality problems of the acquired loans or other assets, or unexpected attrition of the customer base of the acquired institution or branches; and
x.other risk factors expressly identified in German American’s filings with the SEC.
Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	March 31, 2022	December 31, 2021	March 31, 2021
ASSETS
Cash and Due from Banks	$60,477	$47,173	$102,758
Short-term Investments	611,110	350,462	291,727
Investment Securities	1,923,973	1,889,970	1,386,226

Loans Held-for-Sale	12,675	10,585	18,493

Loans, Net of Unearned Income	3,652,452	3,004,264	3,117,203
Allowance for Credit Losses	(45,078)	(37,017)	(45,099)
Net Loans	3,607,374	2,967,247	3,072,104

Stock in FHLB and Other Restricted Stock	15,455	13,048	13,048
Premises and Equipment	111,815	88,863	92,044
Goodwill and Other Intangible Assets	190,949	127,606	130,086
Other Assets	163,801	113,585	113,348
TOTAL ASSETS	$6,697,629	$5,608,539	$5,219,834

LIABILITIES
Non-interest-bearing Demand Deposits	$1,789,353	$1,529,223	$1,383,888
Interest-bearing Demand, Savings, and Money Market Accounts	3,527,373	2,867,994	2,548,015
Time Deposits	512,884	347,099	446,770
Total Deposits	5,829,610	4,744,316	4,378,673

Borrowings	156,124	152,183	173,547
Other Liabilities	62,859	43,581	50,401
TOTAL LIABILITIES	6,048,593	4,940,080	4,602,621

SHAREHOLDERS' EQUITY
Common Stock and Surplus	414,758	302,611	301,216
Retained Earnings	352,679	350,364	302,450
Accumulated Other Comprehensive Income	(118,401)	15,484	13,547
SHAREHOLDERS' EQUITY	649,036	668,459	617,213

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,697,629	$5,608,539	$5,219,834

END OF PERIOD SHARES OUTSTANDING	29,485,683	26,553,508	26,546,280

TANGIBLE BOOK VALUE PER SHARE (1)	$15.54	$20.37	$18.35

(1) Tangible Book Value per Share is defined as Total Shareholders' Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
INTEREST INCOME
Interest and Fees on Loans	$38,935	$34,060	$35,104
Interest on Short-term Investments	280	159	85
Interest and Dividends on Investment Securities	10,060	8,766	6,336
TOTAL INTEREST INCOME	49,275	42,985	41,525

INTEREST EXPENSE
Interest on Deposits	1,329	1,105	1,442
Interest on Borrowings	1,038	1,149	1,151
TOTAL INTEREST EXPENSE	2,367	2,254	2,593

NET INTEREST INCOME	46,908	40,731	38,932
Provision for Credit Losses	5,200	2,000	(1,500)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	41,708	38,731	40,432

NON-INTEREST INCOME
Net Gain on Sales of Loans	1,421	1,850	2,202
Net Gain on Securities	372	754	975
Other Non-interest Income	14,395	12,363	11,860
TOTAL NON-INTEREST INCOME	16,188	14,967	15,037

NON-INTEREST EXPENSE
Salaries and Benefits	23,088	17,116	17,805
Other Non-interest Expenses	25,072	14,151	13,454
TOTAL NON-INTEREST EXPENSE	48,160	31,267	31,259

Income before Income Taxes	9,736	22,431	24,210
Income Tax Expense	669	3,159	4,653

NET INCOME	$9,067	$19,272	$19,557

BASIC EARNINGS PER SHARE	$0.31	$0.73	$0.74
DILUTED EARNINGS PER SHARE	$0.31	$0.73	$0.74

WEIGHTED AVERAGE SHARES OUTSTANDING	29,403,052	26,547,008	26,510,001
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	29,403,052	26,547,008	26,510,001

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended
		March 31,	December 31,	March 31,
		2022	2021	2021
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	0.54%	1.38%	1.54%
	Annualized Return on Average Equity	4.88%	11.79%	12.47%
	Annualized Return on Average Tangible Equity (1)	6.56%	14.66%	15.75%
	Net Interest Margin	3.13%	3.20%	3.41%
	Efficiency Ratio (2)	74.49%	54.73%	56.81%
	Net Overhead Expense to Average Earning Assets (3)	2.05%	1.25%	1.37%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.03%	0.37%	0.03%
	Allowance for Credit Losses to Period End Loans	1.23%	1.23%	1.45%
	Non-performing Assets to Period End Assets	0.23%	0.26%	0.41%
	Non-performing Loans to Period End Loans	0.42%	0.49%	0.67%
	Loans 30-89 Days Past Due to Period End Loans	0.17%	0.13%	0.15%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$6,739,970	$5,585,419	$5,090,369
	Average Earning Assets	$6,248,900	$5,235,415	$4,741,513
	Average Total Loans	$3,667,082	$3,007,279	$3,107,902
	Average Demand Deposits	$1,739,351	$1,456,179	$1,268,409
	Average Interest Bearing Liabilities	$4,205,746	$3,429,632	$3,141,639
	Average Equity	$743,518	$653,768	$627,268

	Period End Non-performing Assets (4)	$15,342	$14,758	$21,319
	Period End Non-performing Loans (5)	$15,312	$14,758	$20,994
	Period End Loans 30-89 Days Past Due (6)	$6,185	$3,909	$4,791

	Tax Equivalent Net Interest Income	$48,468	$42,167	$39,983
	Net Charge-offs during Period	$256	$2,781	$260

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.